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                                                                     (b)(15)(c)

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below, does hereby make, constitute and appoint each of the following individuals, Joseph D. Emanuel, Lynn K. Stone, and Raymond A. O'Hara III, as his true and lawful attorney-in-fact and agent with all power and authority on his behalf to sign his name, in any and all capabilities, on Forms N-4 and S-3 registration statements of Prudential Annuities Life Assurance Corporation ("PALAC"), including but not limited to the Advanced Series Advisor Plan III - File No. 333-96577, its accompanying MVA options and any amendments thereto (including any private label version of this product).

This grant of authority extends to any and all amendments to such registration statements and also grants such attorneys-in-fact full power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agent and attorney-in-fact would have if personally acting.

The undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The undersigned has subscribed hereunder this 27th day of April, 2012.

/s/ Robert F. O'Donnell
------------------------------
Robert F. O'Donnell
President, Chief
Executive Officer and Director
Prudential Annuities Life
Assurance Corporation